SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  July 8, 1999
                Date of Report (Date of earliest event reported)


                                CENTURYTEL, INC.
             (Exact name of Registrant as specified in its charter)


       LOUISIANA                     1-7784                   72-0651161
(State or other jurisdiction      (Commission             (I.R.S. Employer
   of incorporation)              File Number)          Identification Number)




                             100 Century Park Drive
                             Monroe, Louisiana 71203
               (Address of principal executive offices) (Zip Code)



                                 (318) 388-9O00
              (Registrant's telephone number, including area code)



                                 Not Applicable
          (Former name or former address, if changed since last report)


Item 5:  Other Events

        On July 8, 1999, CenturyTel, Inc. entered into a strategic partnership with various co-investors to purchase telephone access lines from an affiliate of GTE Corporation ("GTE") in Missouri. Financial terms were not disclosed.

        Subject to various conditions, CenturyTel will invest approximately $55 million in the preferred equity of a new company named Spectra Communications Group, LLC ("Spectra"), and will receive approximately 57% of Spectra's fully diluted equity (subject to certain adjustments at closing). The remainder of the GTE purchase price payable by Spectra will be funded through the equity investments of CenturyTel's co-investors and credit facilities. CenturyTel will elect two board members, will participate in significant management decisions and will provide operational, financial and managerial support services to Spectra.

        The assets to be purchased by Spectra will include all telephone access lines (which numbered approximately 116,000 as of December 31, 1998) and related property and equipment comprising GTE's local exchange operations in 107 exchanges in predominantly rural and suburban markets throughout Missouri. The assets to be purchased will not include (i) GTE's cellular, PCS, inter-LATA long distance or internet operations, (ii) GTE's inter-LATA fiber optic network assets or (iii) any rights under GTE's billing and collection contracts and certain other agreements. Spectra will not assume any liabilities of GTE other than those associated with contracts, employees, customer deposits and certain other assets transferred in connection with the sale.

        CenturyTel expects that at closing (which is currently anticipated to occur in the first quarter of 2000) Spectra's acquired properties will comprise approximately 125,000 access lines, will generate approximately $88.3 million in annual revenues and approximately $47 million in annualized cash flow. Spectra is expected to realize approximately $108 million of goodwill in connection with the acquisition, and to incur capital expenditures of approximately $10 million per annum in the initial years of operations. CenturyTel anticipates that the financial effect of its investment in Spectra will be neutral or slightly accretive to CenturyTel's consolidated earnings per share during the first year of operations.

        Consummation of Spectra's acquisition is subject to, among other things,
(i) the receipt of approvals from the Federal Communications Commission and the Missouri Public Service Commission, (ii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the receipt of various third party consents, including releases from GTE bondholders terminating liens on the transferred assets, and
(iv) various other customary closing conditions. Spectra has agreed to pay GTE approximately $14.5 million if the acquisition is not consummated under certain specified conditions, including Spectra's incapacity to finance the transaction.

        Additional information regarding the acquisition is set forth in the Registrant's press release announcing the transaction, which is filed as Exhibit
99.1 hereto and is incorporated in its entirety by reference herein.

        In addition to historical information, this report includes certain forward-looking statements that are subject to uncertainties that could cause CenturyTel's actual results to differ materially from such statements. Such uncertainties include but are not limited to: changes in prevailing interest rates or in the capital markets; the effects of ongoing deregulation in the telecommunications industry; the effects of greater than anticipated competition in CenturyTel's markets; possible changes in the demand for CenturyTel's products and services; CenturyTel's ability to successfully introduce new offerings on a timely and cost-effective basis; the risks inherent in rapid technological change; CenturyTel's ability to effectively manage its growth, including integrating newly acquired properties into CenturyTel's operations; the success and expense of the remediation efforts of CenturyTel and its vendors in achieving year 2000 compliance; any similar efforts, changes or other factors impacting the GTE properties to be acquired by Spectra; and the effects of more general factors such as changes in overall market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to CenturyTel's business are described in greater detail in CenturyTel's Annual Report on Form 10-K for the year ended December 31, 1998.

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                CENTURYTEL, INC.



                                          By:  /S/ R. Stewart Ewing, Jr.
                                             -------------------------------
                                                    R. Stewart Ewing, Jr.
                                                Executive Vice President and
                                                   Chief Financial Officer
Dated:  July 8, 1999